Exhibit 99.1

InterDigital Announces First Quarter 2006 Financial Results

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--May 4, 2006--InterDigital Communications Corporation (Nasdaq: IDCC):



          Revenue Increase of 45% Drives Strong Profitability

      New License Agreement Key to Free Cash Flow of $79 Million

     Board Expands Share Repurchase Authorization to $200 Million


    InterDigital Communications Corporation (Nasdaq: IDCC) today announced revenues of $51.6 million and net income of $12.9 million, or $0.23 per share (diluted), for its first quarter ended March 31, 2006. The company also noted that it ended the quarter with a cash and short-term investment position of approximately $197 million. This position was further strengthened in second quarter 2006 by the receipt of approximately $240 million, net of related source withholding taxes, associated with the recently announced resolution of the 2G royalty dispute with Nokia Corporation (Nokia).
    In addition, the company announced that its Board of Directors had approved the expansion of its current share repurchase program by $100 million to $200 million. Shares may be repurchased, from time-to-time, through open market purchases, pre-arranged trading plans or privately negotiated transactions. The amount and timing of purchases will be based on a variety of factors, including potential share repurchase price, cash requirements, acquisition opportunities, strategic investments and other market and economic factors. Under the original $100 million share repurchase program authorized in March 2006, repurchases commenced in April 2006 and, to date, the company has repurchased 856,000 shares for $20 million.
    William J. Merritt, President and Chief Executive Officer, stated, "The company achieved outstanding results in first quarter 2006. We exceeded $50 million in quarterly revenue for the first time in our history, with contributions coming from both new licensees as well as growing royalties from our base of existing licensees. We also delivered strong profitability and substantial free cash flow(1). Further, in the first four months of 2006, we concluded agreements with a combined value in excess of $500 million with LG Electronics Inc. (LG) and Nokia. Lastly, our technology programs continue to move forward at an excellent pace, with the substantial completion of our W-CDMA Release 4 offering, significant progress on the productization of our market leading HSDPA technology, and similar progress with our work on HSUPA - the next generation of 3G technology."

    First Quarter Summary

    The company's net income increased to $12.9 million, or $0.23 per share (diluted), in first quarter 2006 from a loss of $0.9 million, or $0.02 per share, in first quarter 2005. In addition, during first quarter 2006 the company generated approximately $79 million of free cash flow(1) due largely to the receipt of royalty payments from LG under its recently executed license agreement, and two other patent existing licensees.
    Revenues in first quarter 2006 increased 45% to $51.6 million from $35.5 million in the first quarter 2005. This increase was driven by higher recurring royalties, related to both new agreements signed in the last nine months notably LG and Kyocera Wireless Corporation and increased contributions from other existing licensees. First quarter 2006 recurring royalties increased to $49.6 million from $30.8 million in first quarter 2005. First quarter 2006 technology solution revenue was $2.0 million compared to $4.7 million in first quarter 2005. Licensees that accounted for 10% or more of first quarter 2006 revenue were NEC Corporation of Japan (22%), LG (22%) and Sharp Corporation of Japan (18%).
    First quarter 2006 operating expenses of $32.8 million decreased 9% compared to first quarter 2005. This decrease primarily resulted from lower costs in two areas. Patent litigation and arbitration costs for first quarter 2006, which totaled approximately $3.8 million, declined $2.5 million due to a decrease in activity levels in first quarter 2006. In addition, the company's long-term compensation program costs decreased $2.2 million, reflecting the absence of overlapping cycles in 2006.
    Net interest and investment income of $1.5 million in first quarter 2006 increased $0.7 million or 91% from first quarter 2005 due to both higher rates of return and higher investment balances in first quarter 2006.
    The company's first quarter 2006 tax expense consisted largely of a non-cash provision for federal income taxes. First quarter 2005 tax expense consisted mainly of non-cash charges related to non-U.S. withholding taxes.

    Second Quarter 2006 Outlook

    Rich Fagan, Chief Financial Officer commented, "We will provide guidance on second quarter 2006 revenue after we receive and review applicable royalty reports, conclude our analysis related to the final accounting associated with the $253 million payment from Nokia and update our forecasts on anticipated revenue from work associated with technology solution agreements. We anticipate that second quarter 2006 operating expenses, excluding current patent arbitration or litigation costs, will grow by 8% to 12% over first quarter 2006, reflecting a gradually increasing level of investment in our dual mode terminal unit ASIC offering. Patent arbitration and litigation expense will depend on the level of activity through the remainder of the quarter. Lastly, we expect that our book tax rate for second quarter 2006 will approximate 35% to 37%."

    About InterDigital

    InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices, delivering time-to-market, performance and cost benefits. The company's financial strength and solid revenue base continues to support investment in innovation and development that will shape the next generation of wireless technology. For more information, visit the InterDigital website: www.interdigital.com.
    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations as to our (i) second quarter 2006 operating expenses excluding current patent arbitration or litigation costs; and (ii) second quarter 2006 book tax rate. Words such as "expect," "will," "depend," "anticipate" or similar expressions are intended to identify such forward-looking statements.
    Forward-looking statements are subject to risks and uncertainties, and actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including those identified in this press release as well as the following: (i) an unanticipated growth in expenses related to our technology offerings; (ii) changes in our expectations of the amount and composition of full-year taxable income, changes in foreign and domestic tax laws or treatises, or changes in our tax planning strategies; and (iii) other factors listed in the company's most recently filed Form 10-K and Form 10-Q. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

    (1)InterDigital defines "free cash flow" as operating cash flow less purchases of property and equipment and investments in patents.



             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
           ------------------------------------------------
                    For the Periods Ended March 31
             (Dollars in thousands except per share data)
                             (unaudited)


                                                  For the Three Months
                                                     Ended March 31,
                                                  --------------------
                                                     2006       2005
                                                  ----------  --------
REVENUES                                            $51,606   $35,497
                                                  ----------  --------

OPERATING EXPENSES:
  Sales and marketing                                 1,824     2,280
  General and administrative                          5,021     6,566
  Patents administration and licensing                9,982    11,247
  Development                                        16,010    16,173
                                                  ----------  --------
                                                     32,837    36,266
                                                  ----------  --------

  Income (loss) from operations                      18,769      (769)

NET INTEREST & OTHER INVESTMENT INCOME                1,508       790
                                                  ----------  --------

  Income before income taxes                         20,277        21

INCOME TAX PROVISION                                 (7,338)     (903)
                                                  ----------  --------

NET INCOME (LOSS) APPLICABLE TO COMMON
  SHAREHOLDERS                                     $ 12,939    $ (882)
                                                  ==========  ========

NET INCOME (LOSS) PER COMMON SHARE -   BASIC          $0.24    $(0.02)
                                                  ==========  ========

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING - BASIC                         54,785    55,053
                                                  ==========  ========

NET INCOME (LOSS) PER COMMON SHARE -   DILUTED        $0.23    $(0.02)
                                                  ==========  ========

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING - DILUTED                       56,884    55,053
                                                  ==========  ========






                          SUMMARY CASH FLOW
                        ---------------------
                    For the Periods Ended March 31
                        (Dollars in thousands)
                             (unaudited)
                                                 For the Three Months
                                                    Ended March 31,
                                                ----------------------
                                                   2006       2005
                                                ----------- ----------

Net income before income taxes                     $20,277        $21
Taxes paid                                         (15,675)      (375)
Depreciation & amortization                          4,671      5,506
Increase in deferred revenue                       225,528     27,906
Deferred revenue recognized                        (29,908)   (15,907)
Increase in operating working
 capital, deferred charges and other              (118,298)      (705)
Capital spending & patent additions                 (7,778)    (5,897)
                                                 ---------- ----------
   FREE CASH FLOW                                   78,817     10,549

Asset acquisition                                        -     (8,050)
Tax benefit from stock options                       3,212          -
Debt decrease                                          (84)       (80)
Repurchase of common stock                               -     (9,028)
Proceeds from exercise of stock options              9,386      1,287
                                                 ---------- ----------
   NET INCREASE (DECREASE) IN CASH
    AND SHORT-TERM INVESTMENTS                    $ 91,331   $ (5,322)
                                                 ========== ==========




                       CONDENSED BALANCE SHEETS
                     ----------------------------
                        (Dollars in thousands)
                             (unaudited)
                                                  March 31,  December
                                                    2006     31, 2005
                                                 ---------- ----------
Assets
--------
Cash, cash equivalents & short-term investments   $197,039   $105,708
Accounts receivable                                113,404     19,534
Current deferred tax assets                         76,698     42,103
Other current assets                                13,109      8,370
Property & equipment  and Patents (net)             74,653     70,176
Long-term deferred tax assets and non-current
 assets                                             56,407     53,646
                                                 ---------- ----------
TOTAL ASSETS                                      $531,310   $299,537
                                                 ========== ==========
Liabilities and Shareholders' Equity
--------------------------------------
Current portion of long-term debt                     $357       $350
Accounts payable & accrued liabilities              38,100     30,129
Current deferred revenue                            73,690     20,055
Long-term deferred revenue                         213,178     71,193
Long-term debt & long-term liabilities               4,148      3,496
                                                 ---------- ----------
TOTAL LIABILITIES                                  329,473    125,223
SHAREHOLDERS' EQUITY                               201,837    174,314
                                                 ---------- ----------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY          $531,310   $299,537
                                                 ========== ==========


    The company's short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint.
    This release includes a summary cash flow statement that reflects the key activities causing the change in both our cash and short-term investment balances. One of the subtotals in the summary cash flow statement is free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities.



                                                      For the Three
                                                       Months Ended
                                                         March 31,
                                                    ------------------
                                                       2006     2005
                                                    ------------------

Net cash provided by operating activities            $86,546  $16,651
Purchases of property and equipment                   (3,249)  (2,071)
Patent additions                                      (4,529)  (3,826)
Unrealized gain (loss) on short-term investments          49     (205)
                                                     -------- --------
Free cash flow                                       $78,817  $10,549
                                                     ======== ========


    InterDigital is a registered trademark of InterDigital
Communications Corporation.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Jack Indekeu, 610-878-7800
             jack.indekeu@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com